CONTACT:	-OR-	INVESTOR RELATIONS:
Bluegreen Corporation		The Equity Group Inc.
Tony Puleo		Devin Sullivan
Chief Financial Officer		Senior Vice President
(561) 912-8270		(212) 836-9608
tony.puleo@bluegreencorp.com		dsullivan@equityny.com

FOR IMMEDIATE RELEASE

BLUEGREEN CORPORATION REPORTS 2012 THIRD QUARTER FINANCIAL RESULTS

Q3 2012 Overview

•	Bluegreen Resorts (“Resorts”) system-wide sales of vacation ownership interests (“VOIs”) increased 19.9% to $109.1 million from $91.0 million in Q3 2011.
•	Sales of VOIs made on behalf of Resorts’ fee-based services clients, which are included in system-wide sales above, rose 22.7% to $41.7 million from $34.0 million in Q3 2011.
•	Income from continuing operations attributable to Bluegreen shareholders (defined as income from continuing operations after tax less net income attributable to non-controlling interest) rose 24.1% to $12.0 million, or $0.38 per diluted share, from $9.7 million, or $0.30 per diluted share, in Q3 2011.
•	Net income rose to $11.7 million, or $0.37 per diluted share, from net income of $7.1 million, or $0.22 per diluted share, in Q3 2011. Q3 2011 included a loss from discontinued operations of $2.6 million, or $0.08 per diluted share, related to Bluegreen Communities, substantially all of the assets of which were sold in May 2012. Q3 2012 loss from discontinued operations of approximately $0.3 million, or $0.01 per diluted share, was related to expenses incurred to satisfy a portion of the obligations of Bluegreen Communities not assumed by the buyer.
•	Unrestricted cash and cash equivalents at September 30, 2012 of $100.2 million.

Boca Raton, Fla. – November 15, 2012 – Bluegreen Corporation (NYSE: BXG), a leading timeshare sales, marketing and resort management company, today announced financial results for the quarter and nine months ended September 30, 2012.

John M. Maloney Jr., President and Chief Executive Officer of Bluegreen, commented, “We performed well in the third quarter of 2012, as evidenced by growth at both our traditional VOI and fee-based services businesses, as well as increases in sales tours and sale-to-tour conversion ratios. Our fee-based services business represented approximately 39% and 37% of total system-wide VOI sales for the three and nine months ended September 30, 2012, respectively, up from approximately 37% and 34% in the same respective periods last year. In September, we completed the sale of $100 million of investment-grade timeshare loan-backed notes in a term securitization transaction. This transaction allowed us to refinance at a 2.94% fixed interest rate receivables that were previously pledged under certain of our variable-rate credit facilities, and create approximately $60 million of additional availability under existing receivable-backed credit facilities. Through the first nine months of 2012, we generated free cash flow (defined as cash flow from operating and investing activities)of $138.7 million (including $27.8 million of proceeds from the sale of Bluegreen Communities, prior to the payment of $22.7 million of Bluegreen Communities’ debt and related fees) and reduced outstanding debt by approximately $107.3 million.”

Additional Q3 2012 operating highlights included:

•	In connection with its fee-based services business, Resorts sold $41.7 million of third-party VOIs in Q3 2012, generating sales and marketing commissions of approximately $27.8 million. This compares to sales of $34.0 million of third-party VOIs in Q3 2011, which generated sales and marketing commissions of $23.5 million.

•	Total revenues from fee-based services rose 11.6% to $47.2 million in Q3 2012 from $42.3 million in Q3 2011. Fee-based services contributed an estimated $16.5 million to Resorts operating profit in Q3 2012, compared to an estimated $14.5 million in Q3 2011. As of September 30, 2012, Bluegreen managed 46 timeshare resort properties compared to 45 as of September 30, 2011.

BLUEGREEN RESORTS

Supplemental Financial Data and Reconciliation of System-Wide Sales of VOIs to GAAP Gross Sales of VOIs

Three and Nine Months Ended September 30, 2012 and 2011

(In 000’s, except percentages) (Unaudited)

	Three Months Ended September 30, 2012				Three Months Ended September 30, 2011
	Traditional Timeshare Business	Fee-Based Services Business	Total	% of System-wide sales of VOIs, net(6)	Traditional Timeshare Business	Fee-Based Services Business	Total	% of System-wide sales of VOIs, net(6)
System-wide sales of VOI’s (1)	$67,421	$41,698	$109,119		$56,993	$33,983	$90,976
Change in sales deferred under timeshare accounting rules	(2,095)	—	(2,095)		(335)	—	(335)
System-wide sales of VOIs, net (1)	65,326	41,698	107,024	100%	56,658	33,983	90,641	100%
Less: Sales of third-party VOIs	—	(41,698)	(41,698)	(39)	—	(33,983)	(33,983)	(37)
Gross sales of VOIs	65,326	—	65,326	61	56,658	—	56,658	63
Estimated uncollectible VOI notes receivable (2)	(8,354)	—	(8,354)	(13)	(10,770)	—	(10,770)	(19)
Sales of VOIs	56,972	—	56,972	53	45,888	—	45,888	51
Cost of VOIs sold (3)	(12,590)	—	(12,590)	(22)	(11,349)	—	(11,349)	(25)
Gross profit (3)	44,382	—	44,382	78	34,539	—	34,539	75
Fee-based sales commission revenue	—	27,798	27,798	26	—	23,460	23,460	26
Other resort fee-based services revenues	—	19,401	19,401	18	—	18,838	18,838	21
Cost of other resort fee-based services	—	(9,083)	(9,083)	(8)	—	(10,550)	(10,550)	(12)
Net carrying cost of VOI inventory	(1,333)		(1,333)	(1)	(2,362)	—	(2,362)	(3)
Selling and marketing expense (4)	(30,375)	(19,388)	(49,763)	(46)	(25,462)	(15,272)	(40,734)	(45)
Resorts G & A expense (4)	(3,441)	(2,196)	(5,637)	(5)	(3,334)	(2,000)	(5,334)	(6)
Bluegreen Resorts operating profit (5)	$9,234	$16,531	$25,765	24%	$3,381	$14,476	$17,857	20%

	Nine Months Ended September 30, 2012				Nine Months Ended September 30, 2011
	Traditional Timeshare Business	Fee-Based Services Business	Total	% of System-wide sales of VOIs, net(6)	Traditional Timeshare Business	Fee-Based Services Business	Total	% of System-wide sales of VOIs, net(6)
System-wide sales of VOI’s (1)	$179,236	$100,813	$280,049		$150,755	$77,844	$228,599
Change in sales deferred under timeshare accounting rules	(6,249)	—	(6,249)		(1,639)	—	(1,639)
System-wide sales of VOIs, net (1)	172,987	100,813	273,800	100%	149,116	77,844	226,960	100%
Less: Sales of third-party VOIs	—	(100,813)	(100,813)	(37)	—	(77,844)	(77,844)	(34)
Gross sales of VOIs	172,987	—	172,987	63	149,116	—	149,116	66
Estimated uncollectible VOI notes receivable (2)	(21,448)	—	(21,448)	(12)	(21,521)	—	(21,521)	(14)
Sales of VOIs	151,539	—	151,539	55	127,595	—	127,595	56
Cost of VOIs sold (3)	(31,355)	—	(31,355)	(21)	(32,003)	—	(32,003)	(25)
Gross profit (3)	120,184	—	120,184	79	95,592	—	95,592	75
Fee-based sales commission revenue	—	66,279	66,279	24	—	52,532	52,532	23
Other resort fee-based services revenues	—	57,091	57,091	21	—	53,325	53,325	23
Cost of other resort fee-based services	—	(28,918)	(28,918)	(11)	—	(28,286)	(28,286)	(12)
Net carrying cost of VOI inventory	(6,435)	—	(6,435)	(2)	(9,863)	—	(9,863)	(4)
Selling and marketing expense (4)	(77,937)	(45,420)	(123,357)	(45)	(68,514)	(35,767)	(104,281)	(46)
Resorts G & A expense (4)	(9,670)	(5,635)	(15,305)	(6)	(9,372)	(4,893)	(14,265)	(6)
Bluegreen Resorts operating profit (5)	$26,142	$43,397	$69,539	25%	$7,843	$36,911	$44,754	20%

(1) Amounts for “Fee-Based Services Business” represent sales of VOIs made on behalf of third parties, which are transacted as sales of timeshare interests in the Bluegreen Vacation Club and through the same sales and marketing process as the sale of the Company’s VOI inventory included under “Traditional Timeshare Business.”

(2) Percentages for estimated uncollectible VOI notes receivable are calculated as a percentage of gross sales of VOIs.

(3) Percentages for cost of VOIs sold and the associated gross profit are calculated as a percentage of sales of VOIs.

(4) Selling and marketing expenses and Resorts G&A expenses are allocated pro rata based on system-wide sales of VOIs, net.

(5) General and administrative expenses attributable to corporate overhead have been excluded from the table. Corporate general and administrative expenses totaled $13.5 million and $9.3 million for the three months ended September 30, 2012 and 2011, respectively, and $38.2 million and $28.5 million for the nine months ended September 30, 2012 and 2011, respectively.

(6) Unless otherwise indicated.

System-wide sales of VOIs rose to $109.1 million in Q3 2012 from $91.0 million in Q3 2011. This reflects an increase in the number of total prospect tours (55,825 in Q3 2012 from 48,773 in Q3 2011) along with an improved total sale-to-tour conversion ratio (16.6% in Q3 2012, up from 15.7% in Q3 2011) . Bluegreen also realized a higher average sales price per transaction ($11,976 for Q3 2012 as compared to $11,851 for Q3 2011). New prospect tours, included in total prospect tours above, rose to 33,714 in Q3 2012 from 29,125 in Q3 2011.

System-wide sales also include Bluegreen’s sales of VOI inventory in connection with a new category of sales, which we commenced during January 2012, requiring low levels of capital deployment whereby we acquire VOI inventory from our resorts’ property owner associations (“POAs”) on a non-committed basis, in close proximity to the timing of our selling of such VOIs (“POA Sales”). These VOIs are typically obtained by the POAs through foreclosure in connection with maintenance fee defaults and are generally acquired by us at a discount. In the three and nine months ended September 30, 2012, POA Sales, which are included within the results of Bluegreen’s Traditional Timeshare Business in the tables above, were $5.1 million and $13.0 million, respectively.

Cost of VOIs sold represented 22% and 25% of sales of VOIs in Q3 2012 and Q3 2011, respectively. Cost of VOIs sold as a percentage of sales of VOIs varies between periods based on the relative costs of the specific VOIs sold in each period. Additionally, changes in assumptions, including estimated project sales, future defaults, upgrades and estimated incremental revenue from the resale of repossessed VOI inventory and the size of the point packages of the VOIs sold (due to offered volume discounts, including consideration of cumulative sales to existing owners) are reflected on a prospective basis in the period the change occurs.

As a percentage of system-wide sales of VOIs, net, selling and marketing expenses increased to 46% in Q3 2012 from 45% in Q3 2011. Sales to existing Bluegreen owners as a percentage of system-wide sales of VOIs was 56% in Q3 2012 as compared to 55% Q3 2011. If Bluegreen shifts its marketing efforts more to selling to new customers as opposed to existing owners, its marketing expenses will increase as a percentage of sales.

Operating profit at Resorts rose to $25.8 million, or 24% of system-wide sales of VOI’s, net, for Q3 2012 from operating profit of $17.9 million, or 20% of system-wide sales of VOI’s, net, for Q3 2011.

INTEREST INCOME AND INTEREST EXPENSE

Net interest spread is the excess of interest income over interest expense. Pre-tax income from net interest spread in Q3 2012 rose to $10.8 million from $10.3 million in Q3 2011, due to a decrease in interest expense as Bluegreen continues to reduce the level of debt on its balance sheet, partially offset by lower interest income resulting from the continued decline in Bluegreen’s VOI notes receivable portfolio due to both the maturing of the portfolio as well as our efforts to increase cash sales and collect higher down payments on those VOI sales that we do finance.

DISCONTINUED OPERATIONS

Bluegreen Communities, which is reported as discontinued operations in all periods presented, marketed residential homesites, the majority of which were sold directly to retail customers seeking to build a home generally in the future, and operated daily-fee golf courses. As previously announced, on May 4, 2012, substantially all of the assets which comprised Bluegreen Communities were sold to Southstar for a purchase price of $29.0 million in cash, the majority of which was used to pay outstanding debt which was collateralized by the Bluegreen Communities assets sold in the transaction. Bluegreen may also receive certain contingent consideration based on Southstar’s sale, if any, of two properties sold to Southstar as part of the transaction. Certain assets relating to Bluegreen Communities, including primarily Bluegreen Communities’ notes receivable portfolio, were excluded from the sale.

ABOUT BLUEGREEN CORPORATION

Founded in 1966 and headquartered in Boca Raton, FL, Bluegreen Corporation (NYSE:BXG) is a leading timeshare sales, marketing and resort management company. Bluegreen manages, markets and sells the Bluegreen Vacation Club, a flexible, points-based, deeded vacation ownership plan with more than 160,000 owners, over 59 owned or managed resorts, and access to more than 4,000 resorts worldwide. Bluegreen also offers a portfolio of comprehensive, turnkey, fee-based service resort management, financial services, and sales and marketing on behalf of third parties. For more information, visit www.bluegreencorp.com.

Statements in this release may constitute forward-looking statements and are made pursuant to the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995. Forward looking statements are based largely on expectations and are subject to a number of risks and uncertainties including, but not limited to, the risks and uncertainties associated with economic, credit market, competitive and other factors affecting the Company and its operations, markets, products and services; the Company’s efforts to improve its liquidity through cash sales and larger down payments on financed sales may not be successful; the performance of the Company’s VOI notes receivable may deteriorate, and the FICO® score-based credit underwriting standards may not have the expected effects on the performance of the receivables; the Company may not be in a position to draw down on its existing credit lines or may be unable to renew, extend, or replace such lines of credit; the Company may require new credit lines to provide liquidity for its operations, including facilities to sell or finance its notes receivable; the Company may not be able to successfully securitize additional timeshare loans and/or obtain adequate receivable credit facilities in the future; risks relating to pending or future litigation, regulatory proceedings, claims and assessments; sales and marketing strategies may not be successful; marketing costs may increase and not result in increased sales; system-wide sales, including sales on behalf of third parties and sales to existing owners, may not continue at current levels or they may decrease; fee-based service initiatives may not be successful and may not grow or generate profits as anticipated; POA Sales may not continue at current levels or may decrease, and we may not be successful in our efforts to enter into similar arrangements with third-party developers in connection with our fee-based services business; risks related to other financial trends discussed in this press release, including that the volume of tours and the sale-to-tour conversion ratio may not continue at current levels or decrease, the Company may be required to further increase its allowance for loan losses in the future and record additional impairment charges as a result of any such increase; selling and marketing expenses as a percentage of system-wide sales of VOIs, net may not remain at current levels or they may increase; and the Company’s indebtedness may increase in the future; and the risks and other factors detailed in the Company’s SEC filings, including those contained in the “Risk Factors” sections of such filings.

Condensed Consolidated Statements of Income (Loss) and Comprehensive Income (Loss)

(In 000's, except per share data)

(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,

	2012	2011	2012	2011

Revenues:
Gross sales of VOI	$65,326	$56,658	$172,987	$149,116
Estimated uncollectible VOI notes receivable	(8,354)	(10,770)	(21,448)	(21,521)
Sales of VOIs	56,972	45,888	151,539	127,595

Fee-based sales commission revenue	27,798	23,460	66,279	52,532
Other fee-based services revenue	19,401	18,838	57,091	53,325
Interest income	21,485	23,533	65,051	71,986
Other income, net	377	—	759	—
	126,033	111,719	340,719	305,438

Costs and expenses:
Cost of VOIs sold	12,590	11,349	31,355	32,003
Cost of other resort fee-based services	10,416	12,912	35,353	38,149
Selling, general and administrative expenses	69,482	56,098	178,845	149,448
Interest expense	10,651	13,225	33,074	41,746
Other expense, net	—	—	—	910
	103,139	93,584	278,627	262,256

Income before non-controlling interest, provision for income taxes, and discontinued operations	22,894	18,135	62,092	43,182
Provision for income taxes	8,149	5,939	21,960	14,650
Income from continuing operations	14,745	12,196	40,132	28,532
Loss from discontinued operations, net of income taxes	(347)	(2,626)	(2,043)	(40,389)
Net income (loss)	14,398	9,570	38,089	(11,857)
Less: Net income attributable to non-controlling interest	2,738	2,520	7,519	5,261
Net income (loss) attributable to Bluegreen Corporation	$11,660	$7,050	$30,570	$(17,118)

Income (loss) attributable to Bluegreen Corporation per common share - Basic
Earnings per share from continuing operations attributable to Bluegreen shareholders	$0.38	$0.31	$1.04	$0.75
Loss per share from discontinued operations	(0.01)	(0.08)	(0.07)	(1.29)
Earnings (loss) per share attributable to Bluegreen shareholders	$0.37	$0.23	$0.98	$(0.55)

Income (Loss) attributable to Bluegreen Corporation per common share - Diluted
Earnings per share from continuing operations attributable to Bluegreen shareholders	$0.38	$0.30	$1.03	$0.71
Loss per share from discontinued operations	(0.01)	(0.08)	(0.06)	(1.26)
Earnings (loss) per share attributable to Bluegreen shareholders	$0.37	$0.22	$0.97	$(0.53)

Weighted average number of common shares:
Basic	31,347	31,245	31,288	31,211
Diluted	31,605	32,429	31,554	32,156

Comprehensive income (loss) attributable to Bluegreen Corporation	$11,660	$7,050	$30,570	$(17,118)

Condensed Consolidated Balance Sheets

(In 000's, except per share data)

	September 30,	December 31,
	2012	2011
ASSETS	(Unaudited)

Unrestricted cash and cash equivalents	$100,236	$80,931
Restricted cash ($35,876 and $38,913 in VIEs at September 30, 2012 and December 31, 2011, respectively)	60,148	51,125
Notes receivable, net ($370,121 and $375,904 in VIEs at September 30, 2012 and December 31, 2011, respectively)	489,440	512,517
Inventory	280,569	302,843
Prepaid expenses	8,563	4,120
Other assets	52,901	47,100
Property and equipment, net	69,157	70,112
Assets held for sale	—	28,625
Total assets	$1,061,014	$1,097,373

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Accounts payable	$10,908	$8,834
Accrued liabilities and other	73,811	62,878
Deferred income	30,304	24,549
Deferred income taxes	35,546	15,776
Receivable-backed notes payable - recourse ($11,511 and $15,826 in VIEs at September 30, 2012 and December 31, 2011, respectively)	65,063	110,016
Receivable-backed notes payable - non-recourse (in VIEs)	373,385	369,314
Lines-of-credit and notes payable	20,396	86,817
Junior subordinated debentures	110,827	110,827
Total liabilities	720,240	$789,011

Shareholders' Equity
Preferred stock, $.01 par value, 1,000 shares authorized; none issued	—	—
Common stock, $.01 par value, 140,000 shares authorized;
31,349 and 31,288 shares issued at September 30, 2012 and December 31, 2011, respectively	313	313
Additional paid-in capital	193,672	191,999
Retained earnings	107,588	77,018
Total Bluegreen Corporation shareholders' equity	301,573	269,330
Non-controlling interest	39,201	39,032
Total shareholders’ equity	340,774	308,362
Total liabilities and shareholders' equity	$1,061,014	$1,097,373